15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.905.415.0332 www.kalloinc.com

Exhibit 99.1

KALO Announces Distribution Areas

MARKHAM, Ontario, June 28, 2012 /CNW/ - Kallo, Inc. (KALO.OB) is pleased to announce that they are currently licensed to distribute their Electronic Medical Record (EMR) systems, Picture Archiving and Communication System (PACS), and Medical Device Connectivity System (MDC) throughout The United States and Canada.  Kallo, Inc. is currently the only company in this sector customizing its systems to individual practices, offering the flexibility needed to set these practices apart from the competition.

“The 2008 US Stimulus goal of utilization of an electronic health record for each person in the United States by 2014 is rapidly approaching and Kallo. Inc. is excited to be able to offer our products in the US to assist physicians in meeting the EMR requirements.”

“The United States and Canada are responsible for approximately 50% of the global IT expenditures in the healthcare sector.  We are positioned to increase our presence and distribution in the marketplace.” stated John Cecil, Chairman and CEO.

Kallo, Inc. is currently negotiating distribution in 24 countries.

Kallo OEM currently has a client base of 6700 units installed and has maintained a 100 percent retention rate over the last 7 years of operations.

ABOUT

Kallo, Inc., a medical information company, engages in the manufacturing and development of software that assists physicians and nurses to streamline patient information. Its software solution includes Electronic Medical Record software (EMR) and connectivity software that gathers medical information from various sources and deposits it into a single source as an electronic medical record for each patient.

Kallo, Inc. is a publicly traded company, listed on the OTC markets, (otcmarkets.com) stock symbol KALO.OB

Safe Harbor Statement:

This release includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as INCL or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

Media contact:
John Cecil or Vince Leitao
416-246-9997
http://www.kalloinc.ca//
SOURCE Kallo Inc.